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As filed with the Securities and Exchange Commission on October 12, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHSTAR REALTY FINANCE CORP.
(Exact Name of Registrant as Specified in Its Governing Instruments)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	11-3707493 (IRS Employer Identification Number)

399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: (212) 547-2600
(Address, including Zip Code and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)

Albert Tylis, Esq.
Executive Vice President & General Counsel
NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: (212) 547-2600
(Name, Address, including Zip Code and Telephone Number,
including Area Code, of Agent for Service)

Copies to:
William G. Farrar, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone: (212) 558-4000

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common stock, par value $0.01 per share	10,210,879	10.48	107,010,011.92	3,285.21

(1)
Represents the maximum number of shares of the Registrant's common stock that the Registrant expects could be issuable upon exchange of the 7.25% Exchangeable Senior Notes due 2027 of NorthStar Realty Finance Limited Partnership (the "Notes"). Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon exchange of the Notes as a result of stock splits, stock dividends or similar transactions. No additional consideration will be received for such common stock and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(2)
Pursuant to Rule 457(c) under the Securities Act, the offering price is computed on the basis of the average high and low prices of NorthStar Realty Finance Corp.'s common stock, as reported by the New York Stock Exchange on October 11, 2007.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy securities in any state where an offer or sale is not permitted.

Subject to Completion, Dated October 12, 2007

Prospectus

10,210,879 Shares

Common Stock

        Our operating partnership, NorthStar Realty Finance Limited Partnership, of which we are the sole general partner and in which we own approximately 92% of the partnership interests, or the "Operating Partnership," issued and sold $150,000,000 aggregate principal amount of its 7.25% Exchangeable Senior Notes due 2027, which we refer to as the "Notes," in a private transaction on June 18, 2007, plus an additional $22,500,000 aggregate principal amount of Notes upon the subsequent exercise of the initial purchasers' over-allotment option on June 22, 2007. Under certain circumstances, we may issue shares of our common stock upon the exchange of the Notes. In such circumstances, the recipients of such common stock, whom we refer to as the selling stockholders, may use this prospectus to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the Notes. Additional selling stockholders may be named by future prospectus supplements.

        The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the selling stockholders will exchange their Notes, that upon any exchange of the Notes we will elect, in our sole and absolute discretion, to exchange some or all of the Exchange Obligation (as defined in indenture governing the Notes) in excess of the principal amount of the Notes for shares of our common stock rather than cash, or that any shares of our common stock received upon exchange of the Notes will be sold by the selling stockholders.

        We will receive no proceeds from any issuance of shares of our common stock to the selling stockholders upon exchange of Notes or from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus and any accompanying prospectus supplements.

        There are restrictions on ownership of our common stock intended to preserve NorthStar Realty Finance Corp.'s status as a real estate investment trust for federal income tax purposes. See "Description of NorthStar Common and Preferred Stock—Transfer Restrictions" beginning on page 10 of this prospectus for information about these restrictions.

        Our common stock is traded on the New York Stock Exchange under the symbol "NRF". On October 11, 2007, the last reported sale price of our common stock was $10.46 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2007.

ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more stockholders. We may also provide a prospectus supplement to add, update or change information contained in this prospectus.

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus, any prospectus supplement or in any document incorporated herein or therein by reference is accurate as of any date other than the date on the front of each document.

        You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" in this prospectus.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

        Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to "we," "us," "our," "the Company" or similar references means NorthStar Realty Finance Corp. and NorthStar Realty Finance Limited Partner, together, including their subsidiaries. References to

"NorthStar" are to NorthStar Realty Finance Corp. and references to the "Operating Partnership" are to NorthStar Realty Finance Limited Partnership (and its consolidated subsidiaries), in cases where it is important to distinguish between NorthStar and the Operating Partnership.

WHERE YOU CAN FIND MORE INFORMATION

        The Operating Partnership does not file reports or other information with the Securities and Exchange Commission, which we refer to herein as the SEC, and does not intend to do so in the future.

        NorthStar files annual, quarterly and current reports, proxy statements and other information with the SEC. NorthStar's SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document that NorthStar has filed with the SEC at the SEC's Public Reference Room at the following address:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

        You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at the address above. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

        In addition, NorthStar makes available on its web site at www.nrfc.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (and any amendments to those reports) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, as soon as practicable after they have been electronically filed with the SEC. Unless otherwise specified, information contained on NorthStar's web site, available by hyperlink from NorthStar's web site or on the SEC's web site, is not incorporated into this prospectus.

INCORPORATION OF INFORMATION
WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" into this prospectus the information NorthStar files with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information NorthStar files with the SEC from the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference the documents listed below, which NorthStar has already filed with the SEC, and any future filings NorthStar makes with the SEC as described below. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K:

  •
  NorthStar's Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  NorthStar's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

  •
  NorthStar's Current Reports on Form 8-K filed on February 9, 2007, March 1, 2007, March 5, 2007, March 14, 2007, April 2, 2007, May 17, 2007, May 29, 2007, June 8, 2007, June 12, 2007, June 22, 2007, August 9, 2007, September 11, 2007 and October 5, 2007;

  •
  the description of NorthStar's common stock contained in NorthStar's registration statement on Form 8-A filed on October 25, 2004, as it may be amended from time to time.

        We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to us at the following address:

NorthStar Realty Finance Corp.
Attention: General Counsel
399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: (212) 547-2600

        We are also incorporating by reference any future filings that NorthStar makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus, in each case except to the extent that all or any portion of such filing is "furnished" rather than "filed" by NorthStar with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise. You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the address above.

FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference contain certain forward-looking statements, which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. Forward-looking statements are not guarantees of performance. They are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our financial condition, operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, generally accepted accounting principles and policies and rules applicable to REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this prospectus or, if applicable, the date of the information incorporated herein by reference, as the case may be. The factors set forth in "Risk Factors" and other factors noted throughout this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference could cause our actual results to differ significantly from those contained in any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

INFORMATION ABOUT THE COMPANY

        We are an internally-managed real estate finance company that focuses primarily on originating and acquiring real estate debt, real estate securities and net lease properties. We conduct our operations so as to qualify as a real estate investment trust, or a REIT, for federal income tax purposes. We invest in those areas of commercial real estate finance that enable us to leverage our real estate investment expertise, utilize our broad capital markets knowledge, and capitalize on our ability to employ innovative financing structures.

        We believe that our three principal business lines are complementary to each other due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to utilize securitizations to finance assets and enhance returns. We seek to match fund our real estate securities and real estate debt investments primarily by issuing collateralized debt obligations, or CDOs. CDOs are a securitization structure whereby multiple classes of debt are issued to finance a portfolio of assets. We utilize non-recourse first mortgage financing to fund our net leased properties. We allocate capital to these businesses in such a way as to diversify our credit risk and optimize our returns. Our primary objectives are to produce attractive risk-adjusted returns and to generate predictable cash flow for distribution to our stockholders.

        Our principal executive office is located at 399 Park Avenue, New York, New York 10022 and our phone number is (212) 547-2600.

RISK FACTORS

        You should carefully consider the risk factors incorporated by reference herein from NorthStar's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended. For more information, see "Where You Can Find More Information" in this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds upon the sale of the common stock covered by this prospectus and any accompanying prospectus supplements, but we will incur expenses in connection with the filing of the registration statement of which this prospectus forms a part. We will pay certain costs and expenses incurred in connection with the sale of the common stock covered by this prospectus and any accompanying prospectus supplements, excluding any brokerage fees and commissions and share transfer and other taxes attributable to the sale of the common stock, which will be paid by the selling stockholders.

DESCRIPTION OF NORTHSTAR COMMON AND PREFERRED STOCK

        The following description of the terms of NorthStar stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, NorthStar's charter and its bylaws.

General

        NorthStar's charter provides that it may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 250,000,000 shares of preferred stock, $0.01 par value per share. In addition, NorthStar's charter authorizes its board of directors, without stockholder approval, to amend its charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that it is authorized to issue. At October 11, 2007, there were issued and outstanding 61,678,284 shares of common stock, 2,400,000 shares of 8.75% Series A Preferred Stock, $25 liquidation preference per share, and 7,600,000 shares of 8.25% Series B Preferred Stock, $25 liquidation preference per share. Under Maryland law, NorthStar stockholders generally are not liable for its debts or obligations.

Common Stock

        All shares of common stock that NorthStar may issue upon exchange of the notes will be duly authorized, validly issued, fully paid and nonassessable. Holders of common stock are entitled to receive dividends when authorized by NorthStar's board of directors and declared by NorthStar out of assets legally available for the payment of dividends. They are also entitled to share ratably in NorthStar's assets legally available for distribution to NorthStar stockholders in the event of liquidation, dissolution or winding up, after payment of or adequate provision for all of NorthStar's known debts and liabilities. These rights are subject to the preferential rights of any other class or series of NorthStar stock and to the provisions of NorthStar's charter regarding restrictions on transfer of NorthStar stock.

        Subject to NorthStar's charter restrictions on transfer of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of NorthStar common stock will possess the exclusive voting power on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of NorthStar common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of NorthStar securities. Subject to NorthStar's charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. NorthStar's charter provides that these matters (other than certain amendments to the provisions of NorthStar's charter relating to the removal of directors and amendments) may be approved by a majority of all of the votes entitled to be cast on the matter. Also, because many of NorthStar's operating assets are held by its subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of NorthStar's stockholders.

        NorthStar's charter authorizes NorthStar's board of directors to classify and reclassify any unissued shares of NorthStar common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, NorthStar's board is required by Maryland law and by NorthStar's charter to set, subject to NorthStar's charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

        Therefore, NorthStar's board could authorize the issuance of additional shares of common stock or shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of NorthStar's common stock or otherwise be in their best interest.

        NorthStar's charter authorizes its board of directors to increase the number of authorized shares of common or preferred stock, issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which NorthStar's securities may be listed or traded. Although NorthStar has no present intention of doing so, it could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of NorthStar that might involve a premium price for holders of common stock or otherwise be in their best interest.

Preferred Stock

        NorthStar's Series A Preferred Stock and Series B Preferred Stock, which we refer to as the "Preferred Stock," rank senior to the Junior Shares (as defined under "—Dividends" below), including shares of NorthStar's common stock, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. While any shares of Preferred Stock are outstanding, NorthStar may not authorize or create any class or series of capital stock that ranks senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the votes entitled to be cast by the holders of Preferred Stock and any other shares of Voting Preferred Stock (as defined below), voting as a single class. However, NorthStar may create additional classes or series of stock, amend its charter to increase the authorized number of shares of preferred stock or issue series of preferred stock ranking on a parity with the Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up ("Parity Shares") without the consent of any holder of Preferred Stock.

  Dividends

        Holders of Preferred Stock will be entitled to receive, when, as and if authorized by NorthStar's board of directors, out of funds of NorthStar legally available for payment, and declared by NorthStar, cumulative cash dividends at the stated rate. However, if following a "change of control" (as defined below), the Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ, holders of the Preferred Stock will be entitled to receive, when and as authorized by NorthStar's board of directors and declared by NorthStar, out of funds legally available for the payment of dividends, cumulative cash dividends from, but excluding, the first date on which both the change of control has occurred and the Preferred Stock is not so listed or quoted at an increased rate for as long as the Preferred Stock is not so listed or quoted.

        A "change of control" for the purpose of the Preferred Stock shall be deemed to have occurred at such time as (i) the date a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and

13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of NorthStar; (ii) the date NorthStar sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of NorthStar with another entity where NorthStar's stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or share exchange would be entitled to vote in the election of directors, or where members of NorthStar's board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. "Voting stock" shall mean stock of any class or kind having the power to vote generally in the election of directors.

        As used in this description of Preferred Stock, (i) the term "dividend" does not include dividends payable solely in shares of Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares, and (ii) the term "Junior Shares" means NorthStar common stock, and any other class of NorthStar capital stock that ranks junior, as to the payment of dividends or amounts upon liquidation, dissolution and winding up of the Preferred Stock.

  Special Optional Redemption

        If at any time following a "change of control" (as defined under "—Dividends"), the Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ, NorthStar will have the option to redeem the Preferred Stock, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Preferred Stock is not so listed or quoted, for cash at $25.00 per share plus accrued and unpaid dividends (whether or not declared).

  Optional Redemption

        We may not redeem the Preferred Stock prior to five years from the date of its issuance, except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT or at any time the Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ following a "change of control." On or after five years from the date of its original issuance NorthStar, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

  Liquidation Preference

        The holders of Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of NorthStar, whether voluntary or involuntary, $25.00 per share of Preferred Stock (the "Liquidation Preference") plus an amount per share of Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders.

        Until the holders of Preferred Stock have been paid the Liquidation Preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of NorthStar. If, upon any liquidation, dissolution or winding up of NorthStar, the assets of NorthStar, or proceeds thereof, distributable among the holders of the Preferred Stock are insufficient to pay in full the Liquidation Preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Preferred Stock and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Preferred Stock and any such Parity Shares if all amounts payable thereon were paid in full. None of (i) a consolidation or merger of NorthStar with one or more entities, (ii) a statutory share exchange by NorthStar or (iii) a sale or transfer of all or substantially all of NorthStar's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of NorthStar.

  Voting Rights

        Except as indicated below, the holders of Preferred Stock will have no voting rights. If and whenever six quarterly dividends (whether or not consecutive) payable on the Preferred Stock or any Parity Shares are in arrears, whether or not earned or declared, the number of members then constituting NorthStar's board of directors will be increased by one and the holders of Preferred Stock, voting together as a class with the holders of any other series of Parity Shares having like voting rights (any such other series, the "Voting Preferred Shares"), will have the right to elect one additional board member at an annual meeting of stockholders or a properly called special meeting of the holders of the Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the then current quarterly period on the Preferred Stock and such other Voting Preferred Shares have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Preferred Stock and the Voting Preferred Shares then outstanding have been paid and full dividends on the Preferred Stock and the Voting Preferred Shares for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Preferred Stock and the Voting Preferred Shares to elect one additional board member will cease, the terms of office of the board member will forthwith terminate and the number of members of the board of directors will be reduced accordingly. However, the right of the holders of the Preferred Stock and the Voting Preferred Shares to elect the additional board member will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause NorthStar to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of NorthStar stock is listed. The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Preferred Stock and all other series of Voting Preferred Shares, acting as a single class regardless of series, either at a meeting of stockholders or by written consent, is required in order (i) to amend, alter or repeal any provisions of the charter or articles supplementary, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Preferred Stock or the Voting Preferred Shares, unless in connection with any such amendment, alteration or repeal, each share of Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of, any class or series of capital stock having rights senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of the Preferred Stock or one or more but not all of the series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Voting Preferred Shares as a class).

        However, NorthStar may create additional classes of Parity Shares and Junior Shares, amend NorthStar's charter to increase the authorized number of shares of Parity Shares (including the Preferred Stock) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Stock.

  Conversion Rights of Preferred Stock

        The outstanding shares of Preferred Stock are not convertible into or exchangeable for any other property or securities of NorthStar.

Transfer Restrictions

        For NorthStar to qualify as a REIT under the Code, its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of NorthStar's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

        These requirements of the Code do not apply to the first year for which an election to be a REIT is made. NorthStar's charter contains restrictions on the number of shares of its stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% of the aggregate value of the outstanding shares of NorthStar's stock. In addition, no person, including entities, may acquire or hold directly or indirectly NorthStar's common stock in excess of 9.8% (in value or number, whichever is more restrictive) of the outstanding shares of common stock.

        NorthStar's charter further prohibits (a) any person from owning shares of NorthStar stock that would result in NorthStar being "closely held" under Section 856(h) of the Code or otherwise cause NorthStar to fail to qualify as a REIT and (b) any person from transferring shares of NorthStar stock if the transfer would result in NorthStar stock being owned by fewer than 100 persons. Any person who acquires or who attempts or intends to acquire shares of NorthStar stock that may violate any of these restrictions, or who is the intended transferee of shares of NorthStar stock which are transferred to the trust, is required to give NorthStar immediate written notice and provide NorthStar with such information as NorthStar may request in order to determine the effect of the transfer on NorthStar's qualification as a REIT.

        The above restrictions will not apply if NorthStar's board of directors determines that it is no longer in NorthStar's best interests to continue to qualify as a REIT. NorthStar's board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine and as are contained in NorthStar's charter.

        Any attempted transfer of shares of NorthStar stock that would result in shares of NorthStar stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of NorthStar stock which, if effective, would result in any other violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in NorthStar's charter) prior to the date of the purported transfer. Shares of NorthStar stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to NorthStar's discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to NorthStar's discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if NorthStar has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If necessary to protect NorthStar's qualification as a REIT, NorthStar may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred. Furthermore, the charter grants the board of directors the authority to take other actions, including the redemption of shares of stock, that it deems advisable to prevent a violation of the ownership restrictions described above.

        Within 20 days of receiving notice from NorthStar that shares of NorthStar stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in NorthStar's charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to NorthStar's discovery that shares of NorthStar stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of NorthStar stock held in the trust will be deemed to have been offered for sale to us, or NorthStar's designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date NorthStar, or NorthStar's designee, accept the offer. NorthStar will have the right to accept the offer until the trustee has sold the shares. Upon a sale to NorthStar, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of NorthStar stock will bear a legend referring to the restrictions described above.

        Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of NorthStar's stock is required within 30 days after the end of each taxable year, to give NorthStar written notice stating his name and address, the number of shares of each class and series of NorthStar stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide NorthStar with such additional information as it may request in order to determine the effect, if any, of his beneficial ownership on NorthStar's qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide NorthStar with such information as NorthStar may request in good faith in order to determine NorthStar's qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for NorthStar's stock is American Stock Transfer & Trust Company, New York, New York.

IMPORTANT PROVISIONS OF MARYLAND LAW AND
OF NORTHSTAR'S CHARTER AND BYLAWS

        The following description of the terms of certain provisions of Maryland law and NorthStar's charter and bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, NorthStar's charter and NorthStar's bylaws. NorthStar's charter and bylaws are filed as exhibits to the NorthStar's Annual Report on Form 10-K for the year ended December 31, 2006, and incorporated by reference in this offering circular.

NorthStar's Board of Directors

        NorthStar's bylaws provide that the number of its directors may be established by its board of directors but may not be fewer than the minimum required by the Maryland General Corporation Laws (which is currently one) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

Removal of Directors

        NorthStar's charter provides that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provisions in NorthStar's charter and bylaws authorizing NorthStar's board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, NorthStar's board of directors has exempted any business combinations (a) between us and NorthStar Capital or any of its affiliates and (b) between us and any person, provided that any such business combination is first approved by NorthStar's board of directors (including a majority of NorthStar's directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between NorthStar and any of them. As a result, such parties may be able to enter into business combinations with NorthStar that may not be in the best interest of NorthStar's stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

        The business combination statute may discourage others from trying to acquire control of NorthStar and increase the difficulty of consummating any offer.

Control Share Acquisitions

        Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        NorthStar's bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of NorthStar's stock. This provision may be amended or eliminated at any time in the future.

Amendment to NorthStar's Charter

        NorthStar's charter, except its provisions relating to removal of directors and certain amendments related thereto, may be amended only if declared advisable by NorthStar's board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Dissolution

        The dissolution of the company must be declared advisable by NorthStar's board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Subtitle 8

        Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Through provisions in NorthStar's charter and bylaws, NorthStar already (a) requires a two-thirds vote for the removal of any director from the board, (b) vests in the board the exclusive power to fix the number of directorships and fill vacancies on the board and (c) requires, unless called by NorthStar's chairman of the board, president, chief executive officer or its board, the request of holders of a majority of outstanding shares to call a special meeting. NorthStar's charter prohibits it from classifying its board through an election under subtitle 8 of Title 3 of the Maryland General Corporation Law.

Advance Notice of Director Nominations and New Business

        NorthStar's bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to NorthStar's board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to NorthStar's notice of the meeting, (2) by NorthStar's board of directors or (3) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures of NorthStar's bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to NorthStar's board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors, or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of NorthStar's bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of NorthStar's Charter and Bylaws

        The business combination provisions and, if the applicable provision in NorthStar's bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of NorthStar's charter relating to removal of directors and filling vacancies on NorthStar's board and the advance notice provisions of NorthStar's bylaws could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of NorthStar's common stock or otherwise be in their best interest.

SELLING STOCKHOLDERS

        The Notes were originally issued by the Operating Partnership, and sold by the initial purchasers of the Notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, NorthStar may issue shares of NorthStar common stock upon the exchange of the Notes. In such circumstances, the recipients of shares of NorthStar common stock, whom we refer to as the selling stockholders, may use this prospectus and any accompanying prospectus supplement to resell from time to time the shares of NorthStar common stock that may be issued to them upon the exchange of the Notes. Information about selling stockholders is set forth in this prospectus, and information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings NorthStar makes with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

        The following table sets forth information, as of October 11, 2007, with respect to the selling stockholders and the maximum number of shares of NorthStar common stock that we expect could become beneficially owned by each selling stockholder should NorthStar issue shares of NorthStar common stock to such selling stockholder that may be offered pursuant to this prospectus upon the exchange of the Notes. The information is based on information provided by or on behalf of the selling stockholders. Solely for purposes of determining the number of shares covered by this registration statement, the number of shares of NorthStar common stock issuable upon the exchange of the Notes shown in the table below is based upon the exchange of the full principal amount of Notes held by each selling stockholder at the current exchange rate of 59.1935 shares of NorthStar common stock per $1,000 principal amount of Notes. However, due to the exchange settlement provisions of the Notes, the greatest number of shares of NorthStar common stock that we may actually issue upon any exchanges of Notes, based on our current "Combined Settlement" election, is a number of shares having an aggregate value equal to the difference between the aggregate Daily Exchange Value and the aggregate principal amount of Notes exchanged. In other words, shares issuable upon exchange of the Notes, based on our current "Combined Settlement" election, can only have a value equal to the amount of of the Daily Exchange Value in excess of the principal amount and not the principal amount. The return of the principal amount in shares was assumed solely for purposes of determining the shares registered under this registration statement. The exchange rate on the Notes is subject to adjustment in certain events. Accordingly, the number of shares of NorthStar common stock issuable upon the exchange of the Notes may increase or decrease from time to time. The percent of shares of common stock beneficially owned following the exchange is based on 61,678,284 shares of common stock outstanding as of October 11, 2007.

        Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table will have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their Notes or common stock since the date as of which such information was provided to us.

        Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

        Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

	Shares Beneficially Owned Before Offering(1)			Shares Beneficially Owned After Offering
			Number Of Shares Being Offered For Resale(3)
Name
	Number	Percent(2)		Number(3)	Percent
Absolute Strategies Fund, Forum Funds Trust	41,435	*	41,435	0	*
CBARB, a segregated account of Geode Capital Master Fund Ltd.	532,741	*	532,741	0	*
ClearBridge Asset Management Inc.	266,371	*	266,371	0	*
D.E. Shaw Valence Portfolios, L.L.C.	147,983	*	147,983	0	*
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC	45,579	*	45,579	0	*
JMG Triton Offshore Fund, Ltd.	947,096	1.54%	947,096	0	*
Mohican VCA Master Fund, Ltd.	165,741	*	165,741	0	*
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC	37,291	*	37,291	0	*
Polygon Global Opportunities Master Fund	2,438,772	3.95%	2,438,772	0	*
Quattro Fund Ltd.	306,622	*	306,622	0	*
Quattro Multistrategy Masterfund LP	24,861	*	24,861	0	*
Vicis Capital Master Fund	355,161	*	355,161	0	*
Wachovia Capital Markets LLC	1,391,047	2.26%	1,391,047	0	*
Waterstone Market Neutral Mac51 Fund, Ltd.	102,286	*	102,286	0	*
Waterstone Market Neutral Master Fund, Ltd.	193,681	*	193,681	0	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders(4)			3,007,035

*
Less than 1%.

(1)
Because no selling stockholders has indicated any beneficial ownership of shares of common stock prior to exchange of any Notes, includes only shares of common stock issuable upon the exchange of the Notes.

(2)
Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 61,678,284 shares outstanding on October 11, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder's Notes. However, we did not assume exchange of any of other holder's Notes.

(3)
Assumes the selling stockholder sells all of the common stock being offered by this prospectus.

(4)
We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities as and when required.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a summary of certain material U.S. federal income tax consequences relating to NorthStar's qualification and taxation as a REIT and the acquisition, ownership and disposition of NorthStar common stock that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of NorthStar common stock. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"); current, temporary and proposed Treasury regulations promulgated thereunder; current administrative interpretations and practices of the Internal Revenue Service ("IRS"); and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

        We have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

        This summary of certain U.S. federal income tax consequences applies to you if you acquire and hold NorthStar common stock as a "capital asset" (generally, property held for investment within the meaning of Section 1221 of the Code). This summary does not consider all of the rules which may affect the U.S. tax treatment of your investment in NorthStar common stock in light of your particular circumstances. For example, except to the extent discussed under the headings "—Taxation of Holders of NorthStar Common Stock—Taxation of Tax-Exempt Holders" and "—Taxation of Holders of NorthStar Common Stock—Taxation of Non-U.S. Holders," special rules not discussed here may apply to you if you are:

  •
  a broker-dealer or a dealer in securities or currencies;

  •
  an S corporation;

  •
  a partnership or other pass-through entity;

  •
  a bank, thrift or other financial institution;

  •
  a regulated investment company or a REIT;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  subject to the alternative minimum tax provisions of the Code;

  •
  holding NorthStar common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

  •
  holding NorthStar common stock through a partnership or other pass-through entity;

  •
  non-U.S. corporations or partnerships, and persons who are not residents or citizens of the United States;

  •
  a U.S. person whose "functional currency" is not the U.S. dollar; or

  •
  a U.S. expatriate.

        This summary does not discuss any alternative minimum tax considerations or any state, local or foreign tax considerations.

        This summary of certain material U.S. federal income tax consideration is for general information purposes only and is not tax advice. You are advised to consult your tax adviser regarding the U.S. federal, state, local and foreign tax consequences of the purchase, ownership and disposition of NorthStar common stock.

Taxation of NorthStar

        Each of NorthStar and NRFC Sub-REIT Corp. (the "private REIT") elected to be taxed as a REIT commencing with its taxable year ended December 31, 2004. We believe that each of NorthStar and the private REIT qualified for taxation as a REIT and intends to continue to operate in such a manner.

        It is the opinion of Hunton & Williams LLP that each of NorthStar and its private REIT qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2004 through December 31, 2006, and that NorthStar's and the private REIT's organization and current and proposed method of operations will enable NorthStar and its private REIT to continue to qualify as REITs for their taxable years ending December 31, 2007, and in the future. This opinion, however, is based upon factual assumptions and representations made by NorthStar, including representations regarding the nature of NorthStar's and its private REIT's assets and the future conduct of NorthStar's and the private REIT's business, and is not binding upon the IRS or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, NorthStar's and its private REIT's continued qualification and taxation as REITs depends upon NorthStar's and its private REIT's ability to meet, for each taxable year, various qualification tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income earned from specified sources, the percentage of assets that falls within specified categories, the diversity of share ownership, and the percentage of earnings distributed. Hunton & Williams LLP will not review NorthStar's and its private REIT's compliance with those tests on a continuing basis. Accordingly, with respect to NorthStar's and its private REIT's current and future taxable years, no assurance can be given that the actual results of NorthStar's and its private REIT's operations will satisfy such requirements. For a discussion of the tax consequences of NorthStar's and the private REIT's failure to qualify as a REIT, see "—Failure to Qualify."

  Taxation of REITS in General

        As indicated above, qualification and taxation as a REIT depends upon the ability of NorthStar and its private REIT to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While NorthStar and its private REIT have operated and intend to continue to operate so that each qualifies as a REIT, no assurance can be given that the IRS will not challenge NorthStar's or its private REIT's qualification, or that NorthStar or the private REIT will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify" below. Unless otherwise noted, the discussion of the REIT qualification rules below applies both to NorthStar and its private REIT.

        Provided that NorthStar qualifies as a REIT, it generally will not be subject to federal income tax on its REIT taxable income that is distributed to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that has historically resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Act") and subsequent legislation generally lowered the rate at which stockholders taxed as individuals are taxed on corporate dividends, from a maximum of 38.6% under prior law to a maximum of 15% (the same as long-term capital gains), for the 2003 through 2010 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders from NorthStar or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010.

        Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs.

        If NorthStar qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

  •
  NorthStar will be taxed at regular corporate rates on any taxable income, including undistributed net capital gains, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned;

  •
  NorthStar may be subject to the "alternative minimum tax" on its items of tax preference, including any deductions of net operating losses;

  •
  If NorthStar has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions" and "—Foreclosure Property" below;

  •
  If NorthStar elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," NorthStar may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

  •
  If NorthStar fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its intended qualification as a REIT because other requirements are met, NorthStar will be subject to a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect the profitability of such gross income;

  •
  In the event of a failure of the asset tests occurring after December 31, 2004 (other than certain de minimis failures), as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, NorthStar disposes of the assets or otherwise complies with such asset tests within six months after the last day of the quarter in which NorthStar identifies such failure and NorthStar files a schedule with the IRS describing the assets that caused such failure, NorthStar will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which NorthStar failed to satisfy such asset tests;

  •
  In the event of a failure to satisfy one or more requirements for REIT qualification occurring after December 31, 2004, other than the gross income tests and the asset tests, NorthStar will be required to pay a penalty of $50,000 for each such failure;

  •
  If NorthStar fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, NorthStar will be subject to a 4%

    excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed, plus (2) retained amounts on which income tax is paid at the corporate level;

  •
  NorthStar may be required to pay monetary penalties to the IRS in certain circumstances, including if NorthStar fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification—General";

  •
  A 100% tax may be imposed on certain items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items to conform to an arm's-length pricing standard;

  •
  If NorthStar acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, NorthStar will be subject to tax at the highest corporate income tax rate then applicable if NorthStar subsequently recognizes the built-in gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation, unless the subchapter C corporation elects to treat the transfer of the assets to the REIT as a deemed sale;

  •
  NorthStar may form subsidiaries or acquire interests in other lower-tier entities that are subchapter C corporations, including domestic taxable REIT subsidiaries, the earnings of which would be subject to federal corporate income tax; or

  •
  If NorthStar owns a residual interest in a real estate mortgage investment conduit, or REMIC, NorthStar will be taxable at the highest corporate rate on the portion of any excess inclusion income that NorthStar derives from the REMIC residual interests equal to the percentage of its stock that is held in record name by "disqualified organizations." Although the law is unclear, recently issued IRS guidance indicates that similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that NorthStar owns a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, NorthStar will not be subject to this tax. For a discussion of "excess inclusion income," see "—Taxable Mortgage Pools." A "disqualified organization" includes:

  •
  the United States;

  •
  any state or political subdivision of the United States;

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  any foreign government;

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  any international organization;

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  any agency or instrumentality of any of the foregoing;

  •
  any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

  •
  any rural electrical or telephone cooperative.

    NorthStar does not currently intend to hold REMIC residual interests, but certain of its financing activities result in the treatment of it or a portion of its assets as a taxable mortgage pool.

        In addition, NorthStar and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. NorthStar could also be subject to tax in situations and on transactions not presently contemplated.

  Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  which would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified entities); and

  (7)
  which meets other tests described below regarding the nature of its income and assets, its distributions, and certain other matters.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. NorthStar's charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist NorthStar in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. NorthStar was not required to satisfy conditions (5) and (6) for its taxable year ended December 31, 2004.

        To monitor compliance with the share ownership requirements, NorthStar is generally required to maintain records regarding the actual ownership of its shares. To do so, NorthStar must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by NorthStar). A list of those persons failing or refusing to comply with this demand must be maintained as part of NorthStar's records. Failure to comply with these record keeping requirements could subject NorthStar to monetary penalties. If NorthStar satisfies these requirements and has no reason to know that condition (6) is not satisfied, it will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

        NorthStar's ability to satisfy the share ownership requirements of condition (6) depends in part on the relative values of its common stock, voting preferred stock that it may issue, and any other classes of stock that might be issued in the future. Although NorthStar believes that the stockholder ownership limitations contained in its charter will enable it to meet such requirements, the relative values of its classes of stock have not been determined by independent appraisal, and no assurance can be given that, despite compliance with the charter limitations, the relative values of its classes of stock would not be successfully challenged by the IRS so as to cause NorthStar to fail condition (6).

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. NorthStar satisfies this requirement.

        The Code provides relief from violations of the REIT gross income requirements, as described below under "—Income Tests," in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the American Jobs Creation Act of 2004 (the "2004 Act") includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see "—Asset Tests" below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. These provisions of the 2004 Act became effective beginning with the 2005 tax year. If NorthStar were to fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable NorthStar to maintain its qualification as a REIT. Even if such relief provisions were available, the amount of any resultant penalty tax could be substantial.

  Effect of Subsidiary Entities

        Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, NorthStar's proportionate share of the assets and items of income of partnerships in which it owns an equity interest (including its interest in its operating partnership) are treated as assets and items of income of NorthStar for purposes of applying the REIT requirements. NorthStar's proportionate share is generally determined, for these purposes, based upon its percentage interest in the partnership's equity capital; however, for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership and held by NorthStar. Consequently, to the extent that NorthStar directly or indirectly holds a preferred or other equity interest in a partnership, the partnership's assets and operations may affect its ability to qualify as a REIT, even though NorthStar may have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "—Tax Aspects of Investments in Partnerships."

        Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly-owned by NorthStar, including single member limited liability companies, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which NorthStar holds an equity interest, are sometimes referred to as "pass-through subsidiaries."

        In the event that one of NorthStar's disregarded subsidiaries ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than NorthStar, or another of its disregarded subsidiaries—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect NorthStar's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests" and "—Income Tests."

        Taxable Subsidiaries. A REIT may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary, or TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. A TRS may be subject to corporate income tax on its earnings, which may reduce the cash flow generated by NorthStar and its subsidiaries in the aggregate, and hence its ability to make distributions to its stockholders.

        NorthStar and its private REIT have each made a TRS election with respect to N-Star Real Estate CDO I, Ltd., a Cayman Islands exempted company, the issuer in NorthStar's first CDO transaction, and NorthStar has made TRS elections with respect to other foreign CDO issuers. The Code and Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stocks and securities (or any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. NorthStar's foreign TRS CDOs intend to rely on such exemption, and do not intend to operate so as to be subject to U.S. federal income tax on their net income. Therefore, despite their status as TRSs, NorthStar's foreign TRS CDOs generally would not be subject to U.S. federal corporate income tax on their earnings. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that NorthStar's foreign TRS CDOs would have available to distribute to NorthStar and to pay to their creditors. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to U.S. real property is subject to U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that NorthStar's foreign TRS CDOs will hold U.S. real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed U.S. real property would be subject to U.S. tax.

        Certain U.S. shareholders of certain non-U.S. corporations, such as NorthStar's foreign TRS CDOs, are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. NorthStar is required to include in income, on a current basis, the earnings of NorthStar's foreign TRS CDOs. For a discussion of the treatment of the income inclusions from NorthStar's foreign TRS CDOs under the gross income test, see "—Income Tests."

        The private REIT has also made TRS elections with respect to certain domestic entities. The income of the domestic TRSs is subject to U.S. federal, state and local income tax.

        A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

  Income Tests

        In order to maintain its intended qualification as a REIT, NorthStar annually must satisfy two gross income requirements. First, at least 75% of NorthStar's gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," must be derived from investments relating to real property or mortgages on real property, including "rents from real property"; dividends received from other REITs; interest income derived from mortgage loans secured by real property; income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of NorthStar's gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Gross income from NorthStar's sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, beginning with the 2005 taxable year, income and gain from "hedging transactions," as defined in "—Hedging Transactions," that NorthStar enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test).

        Rents received by NorthStar will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. NorthStar and its affiliates are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, NorthStar and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For this purpose, the amount received by the REIT for such service is deemed to be at least 150% of the REIT's direct cost of providing the service. To the extent a TRS provides such non-customary services to NorthStar's tenants, NorthStar must pay the TRS at least 150% of the direct cost of providing the services to qualify for a safe harbor from certain penalty taxes on non-arm's-length transactions between a REIT and a TRS. Also, rental income will qualify as rents from real property only to the extent that NorthStar does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If NorthStar receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that NorthStar has a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

        To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

        Among the assets NorthStar and its subsidiaries hold are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, NorthStar's mezzanine loans typically do not meet all of the requirements for reliance on this safe harbor. NorthStar has invested, and will continue to invest, in mezzanine loans in manner that will enable NorthStar to continue to satisfy the REIT gross income and asset tests.

        NorthStar and its subsidiaries also hold certain participation interests, or "B-Notes," in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant's investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. NorthStar believes that its (and its subsidiaries') participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge NorthStar's or its subsidiaries' treatment of their participation interests.

        NorthStar may receive distributions from domestic TRSs or other corporations that are not REITs. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by NorthStar from a REIT, such as the private REIT, will be qualifying income in NorthStar's hands for purposes of both the 95% and 75% gross income tests.

        NorthStar and its private REIT treat certain income inclusions received with respect to the equity investments in foreign TRS CDOs as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position.

        NorthStar receives various fees in connection with its operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower's income and profits. Other fees are not qualifying income for purposes of either gross income test.

        For the 2005 and subsequent taxable years, any income or gain NorthStar or its pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates with respect to debt incurred to acquire or carry real estate assets, will not be treated as income for purposes of calculating the 95% gross income test, provided that specified requirements are met. Such requirements include that the instrument hedges risks associated with indebtedness issued by NorthStar or its pass-through subsidiaries that is incurred to acquire or carry "real estate assets" (as described below under "—Asset Tests"), and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Generally, hedging income will constitute non-qualifying income for purposes of the 75% gross income test.

        If NorthStar fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, NorthStar may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if NorthStar's failure to meet these tests was due to reasonable cause and not due to willful neglect, NorthStar attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether NorthStar would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving NorthStar, it will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which NorthStar fails to satisfy the particular gross income test, adjusted to reflect the profitability of such gross income.

  Asset Tests

        At the close of each calendar quarter NorthStar must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of NorthStar's total assets must be represented by some combination of "real estate assets," cash, cash items and U.S. government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, certain kinds of mortgage-backed securities and mortgage loans and, under some circumstances, stock or debt instruments purchased with new capital. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

        The second asset test is that the value of any one issuer's securities owned by NorthStar may not exceed 5% of the value of its total assets. Third, NorthStar may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to "straight debt" and certain other securities, as described below. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT's total assets. NorthStar does not currently hold any securities that would cause it to fail the 5%, 10% or 20% asset tests.

        Notwithstanding the general rule that a REIT is treated as owning its share of the underlying assets of a subsidiary partnership for purposes of the REIT income and asset tests, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for "straight debt" or one of the other exceptions to the 10% value test. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by NorthStar that is issued by another REIT is not a qualifying asset for purposes of the 75% Asset Test.

        The 2004 Act contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset test requirements, or to maintain REIT qualification notwithstanding certain violations of the asset test and other requirements. These provisions are generally effective beginning with the 2005 tax year, except as otherwise noted below.

        One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification (other than a de minimis failure described below), if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        A second relief provision contained in the 2004 Act applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets or $10,000,000, and (b) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.

        The 2004 Act also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute "straight debt," which now has an expanded definition, and includes securities having certain contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the 2004 Act provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership's income is such that the partnership would satisfy the 75% gross income test described above under "—Income Tests." The 2004 Act also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in that partnership. The changes described in this paragraph that were made by the 2004 Act generally have retroactive effect to taxable years beginning after December 31, 2000.

        Any interests NorthStar holds in a REMIC are generally treated as qualifying real estate assets, and income NorthStar derives from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of NorthStar's interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a "residual interest" in a REMIC from which it derives "excess inclusion income," the REIT will be required to either distribute the excess inclusion income or pay a tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate of 30% (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders.

        NorthStar believes that its holdings of securities and other assets comply with the foregoing REIT asset requirements, and NorthStar intends to monitor compliance on an ongoing basis. Independent appraisals have not been obtained, however, to support NorthStar's conclusions as to the value of its assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that NorthStar's interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

  Annual Distribution Requirements

        In order to qualify as a REIT, NorthStar is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

        (a)   the sum of:

          (1)   90% of its "REIT taxable income" (computed without regard to its deduction for dividends paid and net capital gains), and

          (2)   90% of its net income, if any, (after tax) from foreclosure property (as described below), minus

        (b)   the sum of specified items of non-cash income.

        These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before NorthStar timely files its tax return for the year and if paid on or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by NorthStar, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

        To the extent that NorthStar distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, NorthStar will be subject to tax at the regular corporate tax rates on the retained portion. NorthStar may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, NorthStar could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by NorthStar. NorthStar's stockholders would then increase the adjusted basis of their NRF stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

        To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits.

        If NorthStar fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, NorthStar would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which NorthStar has paid corporate income tax. NorthStar intends to make timely distributions so that it is not subject to the 4% excise tax.

        It is possible that NorthStar, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) its inclusion of items in income for U.S. federal income tax purposes. See, for example, the discussion below of excess inclusion income under "—Taxable Mortgage Pools." Other potential sources of non-cash taxable income include real estate and securities that have been financed through securitization structures, such as the CDO structure, which require some or all of available cash flows to be used to service borrowings, loans or mortgage-backed securities NorthStar holds that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which NorthStar may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, it might be necessary to arrange for short-term, or possibly long-term, borrowings to meet the distribution requirements, or to pay dividends in the form of taxable in-kind distributions of property.

        NorthStar may be able to cure a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In this case, NorthStar may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, NorthStar will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

        Beginning with the 2005 taxable year, if NorthStar fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, NorthStar could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and NorthStar pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Income Tests" and "—Asset Tests."

        If NorthStar fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, NorthStar will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which NorthStar is not a REIT would not be deductible by NorthStar, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders taxed as individuals will generally be taxed at capital gains rates and, subject to limitations of the Code, corporate stockholders may be eligible for the dividends received deduction. Unless NorthStar is entitled to relief under specific statutory provisions, NorthStar will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, NorthStar will be entitled to this statutory relief. The private REIT, like NorthStar, must meet all of the REIT qualification tests under the Code set forth in "—Taxation of NorthStar." If the private REIT did not so qualify as a REIT, NorthStar would also not qualify as a REIT.

  Prohibited Transactions

        Net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business, by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. NorthStar intends to conduct its operations so that no asset owned by it or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of its business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the particular facts and circumstances. No assurance can be given that any particular property in which NorthStar holds a direct or indirect interest will not be treated as property held for sale to customers, or that NorthStar can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

  Foreclosure Property

        Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. NorthStar does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if NorthStar does receive any such income, it intends to make an election to treat the related property as foreclosure property.

  Foreign Investments

        To the extent that NorthStar and its subsidiaries hold or acquire investments in foreign countries, taxes NorthStar pays in foreign jurisdictions may not be passed through to, or used by, NorthStar's stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Recently issued IRS guidance indicates that foreign currency gains are generally treated as qualifying income for purposes of the 95% and 75% gross income tests to the extent attributable to underlying income that qualifies for purposes of those tests.

  Hedging Transactions

        From time to time, NorthStar enters into hedging transactions with respect to its assets or liabilities. NorthStar's hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that NorthStar entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument during its 2004 taxable year to hedge its indebtedness incurred or to be incurred to acquire or carry "real estate assets," including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Commencing with the 2005 taxable year, income and gain from "hedging transactions" are excluded from gross income for purposes of the 95% gross income test, but are treated as nonqualifying income for purposes of the 75% gross income test. A "hedging transaction" includes any transaction entered into in the normal course of NorthStar's trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. NorthStar is required to identify clearly any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that NorthStar hedges for other purposes, or to the extent that a portion of its loans are not secured by "real estate assets" (as described under "—Asset Tests") or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. NorthStar has structured, and intend to continue to structure, any hedging transactions in a manner that does not jeopardize its status as a REIT.

  Taxable Mortgage Pools

        An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP. Financing arrangements entered into, directly or indirectly, by NorthStar give rise to TMPs, with the consequences described in the next paragraph.

        Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. Special rules apply, however, in the case of a TMP that is a REIT, a portion of a REIT, or a disregarded subsidiary of a REIT. In that event, the TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. Although the Treasury Department has not yet issued regulations to govern the treatment of stockholders, a portion of the REIT's income from the TMP arrangement, which might be non-cash accrued income, could be treated as "excess inclusion income." This income would nonetheless be subject to the distribution requirements that apply to the REIT, and could therefore adversely affect its liquidity. See "—Annual Distribution Requirements." Moreover, the REIT's excess inclusion income would be allocated among its stockholders. Recently issued IRS guidance indicates that NorthStar's excess inclusion income will be allocated among shareholders in proportion to its dividends paid. A stockholder's share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%) (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders. To the extent that NorthStar common stock owned by

"disqualified organizations" is held in street name by a broker/dealer or other nominee, the broker/dealer or nominee would be liable for a tax at the highest corporate rate on the portion of NorthStar's excess inclusion income allocable to the common stock held on behalf of the disqualified organizations. See "Taxation of NorthStar—Taxation of REITs in General" for a discussion of "disqualified organizations." A regulated investment company or other pass-through entity owning NorthStar common stock will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their record name owners that are disqualified organizations. Tax-exempt investors, foreign investors, taxpayers with net operating losses, regulated investment companies, pass-through entities and broker/dealers and other nominees should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in or hold NorthStar common stock.

        If a subsidiary partnership of NorthStar (not wholly-owned by NorthStar directly or indirectly through one or more disregarded entities), such as its operating partnership were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter NorthStar's REIT income and asset test calculations, and could adversely affect its compliance with those requirements. NorthStar intends to monitor the structure of any TMPs in which it have an interest to ensure that they will not adversely affect its status as a REIT.

        In general, NorthStar currently owns and expects to own in TMPs 100% of the entities through which NorthStar makes its equity investments. Such entities are and will be held through the private REIT so that they are qualified REIT subsidiaries of the private REIT, and their assets and liabilities are treated as assets and liabilities of the private REIT. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described above apply.

  Tax Aspects of Investments in Partnerships

        NorthStar holds investments through entities, including its operating partnership, that are classified as partnerships for federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. NorthStar will include in its income its proportionate share of these partnership items from subsidiary partnerships for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, NorthStar will include its proportionate share of assets held by subsidiary partnerships. See "—Effect of Subsidiary Entities—Ownership of Partnership Interests." Consequently, to the extent that NorthStar holds a preferred or other equity interest in a partnership, the partnership's assets and operations may affect its ability to qualify as a REIT, even though NorthStar may have no control, or only limited influence, over the partnership.

  Entity Classification

        The investment by NorthStar in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of its subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See "—Taxable Mortgage Pools." If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of NorthStar's assets and its items of gross income would change and could preclude NorthStar from satisfying the REIT asset tests or the gross income tests as discussed in

"—Asset Tests" and "—Income Tests," and in turn could prevent NorthStar from qualifying as a REIT. See "—Failure to Qualify," above, for a discussion of the effect of NorthStar's failure to meet these tests for a taxable year. In addition, any change in the status of any of NorthStar's subsidiary partnerships for tax purposes might be treated as a taxable event, in which case NorthStar could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

  Tax Allocations with Respect to Partnership Properties

        Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        To the extent that any of NorthStar's subsidiary partnerships acquire appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of any existing book-tax difference to the other (i.e., non-contributing) partners. These rules may apply to the contribution by NorthStar to any subsidiary partnerships of the cash proceeds received in offerings of its stock. As a result, NorthStar could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause NorthStar to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect NorthStar's ability to comply with the REIT distribution requirements discussed above.

  State, Local and Foreign Taxes

        NorthStar and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which NorthStar or they transact business, own property or reside. NorthStar owns properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of NorthStar and its stockholders may not conform to the federal income tax treatment discussed above. Any foreign taxes incurred by NorthStar would not pass through to stockholders against their United States federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in NorthStar common stock.

Taxation of Holders of NorthStar Common Stock

        The following is a summary of certain additional federal income tax considerations with respect to the ownership of NorthStar common stock.

  Taxation of Taxable U.S. Shareholders

        As used herein, the term "U.S. shareholder" means a holder of NorthStar common stock that for U.S. federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

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  an estate whose income is subject to federal income taxation regardless of its source; or

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  a trust if: (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds NorthStar common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding NorthStar common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of NorthStar common stock by the partnership.

        Taxation of U.S. Shareholders on Distributions on NorthStar Common Stock.    As long as NorthStar qualifies as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of its current or accumulated earnings and profits that NorthStar does not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of NorthStar's current or accumulated earnings and profits, its earnings and profits will be allocated first to its preferred stock dividends and then to its common stock dividends.

        Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for "qualified dividend income." Legislation enacted in 2003 and 2006 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without future congressional action, the maximum tax rate on qualified dividend income will be 39.6% in 2011. Qualified dividend income generally includes dividends paid to U.S. shareholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because NorthStar is not generally subject to federal income tax on the portion of its net taxable income distributed to its shareholders (see "—Taxation of NorthStar—Taxation of REITs in General"), its dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, NorthStar's ordinary dividends will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35%. However, the 15% tax rate for qualified dividend income will apply to NorthStar's ordinary dividends to the extent attributable: (i) to dividends received by NorthStar from non-REIT corporations, such as certain TRSs; and (ii) to income upon which NorthStar has paid corporate income tax (e.g., to the extent that NorthStar distributes less than 100% of its net taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold NorthStar common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which NorthStar common stock become ex-dividend.

        A U.S. shareholder generally will take into account as long-term capital gain any distributions that NorthStar designates as capital gain dividends without regard to the period for which the U.S. shareholder has held its common stock. NorthStar generally will designate its capital gain dividends as either 15% or 25% rate distributions. See "—Capital Gains and Losses." A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        NorthStar may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, to the extent that NorthStar designates such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of its undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax NorthStar paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of NorthStar's undistributed long-term capital gain, minus its share of the tax NorthStar paid.

        To the extent that NorthStar makes a distribution in excess of its current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder's common stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that NorthStar makes a distribution in excess of both its current and accumulated earnings and profits and the U.S. shareholder's adjusted tax basis in its common stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. shareholder. In addition, if NorthStar declares a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by NorthStar and received by the U.S. shareholder on December 31 of such year, provided that NorthStar actually pays the distribution during January of the following calendar year.

        Shareholders may not include in their individual income tax returns any of NorthStar's net operating losses or capital losses. Instead, NorthStar would carry over such losses for potential offset against its future income. Taxable distributions from NorthStar and gain from the disposition of its common stock will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner to offset income they derive from NorthStar common stock, against such income. In addition, taxable distributions from NorthStar and gain from the disposition of NorthStar common stock generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of U.S. shareholders taxed at individual rates). NorthStar will notify shareholders after the close of its taxable year as to the portions of NorthStar's distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

        Taxation of U.S. Shareholders on the Disposition of Common Stock.    In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of NorthStar common stock as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from NorthStar that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. shareholder purchases other common stock within 30 days before or after the disposition.

        Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. However, the maximum tax rate on long-term capital gain applicable to U.S. shareholders taxed at individual rates is 15% (through 2010). The maximum tax rate on long-term capital gain from the sale or exchange of "Section 1250 property," or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that NorthStar designates as capital gain dividends and any retained capital gain that NorthStar is deemed to distribute, NorthStar generally may designate whether such a distribution is taxable to its non-corporate shareholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

        Information Reporting Requirements and Backup Withholding.    NorthStar will report to its shareholders and to the IRS the amount of distributions NorthStar pays during each calendar year, and the amount of tax NorthStar withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this act; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A shareholder who does not provide NorthStar with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, NorthStar may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to NorthStar. See "—Taxation of Non-U.S. Shareholders."

  Taxation of Tax-Exempt Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that NorthStar distributes to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its investment in NorthStar common stock with debt, a portion of the income that it receives from NorthStar would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. In addition, NorthStar's dividends that are attributable to excess inclusion income will constitute unrelated business taxable income in the hands of most tax-exempt shareholders. See "—Taxation of NorthStar—Taxable Mortgage Pools." Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from NorthStar as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of NorthStar's stock is required to treat a percentage of the dividends that it receives from NorthStar as unrelated business taxable income. Such percentage is equal to the gross income that NorthStar derives from an unrelated trade or business, determined as if NorthStar were a pension trust, divided by NorthStar's total gross income for the year in which NorthStar pays the dividends. That rule applies to a pension trust holding more than 10% of NorthStar's stock only if:

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  the percentage of NorthStar's dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

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  NorthStar qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of NorthStar's stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding NorthStar's stock in proportion to their actuarial interests in the pension trust (see "Taxation of NorthStar—Requirements for Qualification—General"); and

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  either: (1) one pension trust owns more than 25% of the value of NorthStar's stock; or (2) a group of pension trusts individually holding more than 10% of the value of NorthStar's stock collectively owns more than 50% of the value of NorthStar's stock.

  Taxation of Non-U.S. Shareholders

        The rules governing federal income taxation of non-U.S. shareholders that own NorthStar common stock ("non-U.S. shareholders") are complex. This section is only a summary of such rules. Non-U.S. shareholders are urged to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the ownership of NorthStar common stock, including any reporting requirements.

        A non-U.S. shareholder that receives a distribution that is not attributable to gain from NorthStar's sale or exchange of a "United States real property interest" (a "USRPI"), and that NorthStar does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that NorthStar pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. NorthStar's dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See "—Taxation of NorthStar—Taxable Mortgage Pools." If a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. NorthStar plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

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  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with NorthStar; or

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  the non-U.S. shareholder files an IRS Form W-8ECI with NorthStar claiming that the distribution is effectively connected income.

        A non-U.S. shareholder will not incur tax on a distribution in excess of NorthStar's current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both NorthStar's current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because NorthStar generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, NorthStar normally will withhold tax on the entire amount of any distribution at the same rate as NorthStar would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that NorthStar withholds if NorthStar later determine that a distribution in fact exceeded its current and accumulated earnings and profits.

        NorthStar may be required to withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although NorthStar intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that NorthStar does not do so, NorthStar may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        For any year in which NorthStar qualifies as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from NorthStar's sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non- U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. NorthStar must withhold 35% of any distribution that NorthStar could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount NorthStar withholds.

        Capital gain distributions to the holders of common stock that are attributable to NorthStar's sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as: (1) NorthStar common stock is "regularly traded" on an established securities market in the United States; and (2) the non-U.S. shareholder did not own more than 5% of NorthStar common stock at any time during the one-year period prior to the distribution. As a result, non-U.S. shareholders owning 5% or less of NorthStar common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If NorthStar common stock is not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of NorthStar common stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to NorthStar's sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of NorthStar common stock during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire NorthStar common stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

        A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of NorthStar common stock as long as (i) NorthStar is not a "United States real property holding corporation" during a specified testing period or (ii) are a domestically controlled qualified investment entity. NorthStar believes that it currently is not a "United States real property holding corporation," but no assurance can be provided that NorthStar will not become a "United States real property holding corporation" in the future. In addition, NorthStar believes that it currently is a domestically controlled qualified investment entity, but because NorthStar common stock, Series A preferred stock and Series B preferred stock are publicly traded, NorthStar cannot assure you that it is or will be a domestically controlled qualified investment entity in the future. However, even if NorthStar were a "United States real property holding corporation" and NorthStar were not a domestically controlled qualified investment entity, a non-U.S. shareholder that owned, actually or constructively, 5% or less of NorthStar common stock at all times during a specified testing period would not incur tax under FIRPTA if NorthStar common stock is "regularly traded" on an established securities market. Because NorthStar expects NorthStar common stock will continue to be regularly traded on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of NorthStar common stock. If the gain on the sale of NorthStar common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non U.S. shareholder that is a corporation. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

PLAN OF DISTRIBUTION

        The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell our common stock issuable upon exchange of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The common stock may be sold in one or more transactions at:

  •
  fixed prices;

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  prevailing market prices at the time of sale;

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  prices related to the prevailing market prices;

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  varying prices determined at the time of sale; or

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  negotiated prices.

        These sales may be effected in transactions:

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  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

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  in the over-the-counter market;

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  otherwise than on such exchanges or services or in the over-the-counter market;

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  through the writing of options, whether the options are listed on an options exchange or otherwise (including the issuance by the selling stockholders of derivative securities);

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  through the settlement of short sales; or

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  any combination of the foregoing.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In connection with sales of the common stock or otherwise, the selling stockholders may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging positions they assume, (B) sell the common stock short and deliver the common stock to close out short positions, (C) loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock, (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or (E) enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of our common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our common stock is listed for trading on the New York Stock Exchange under the symbol "NRF".

        In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholders and any broker-dealers or agents that participate in the sale of our common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Profits on the sale of our common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by the selling stockholders.

        A selling stockholder may decide not to sell any of our common stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of our common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.

        With respect to a particular offering of our common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

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  the common stock to be offered and sold;

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  the names of the selling stockholders;

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  the respective purchase prices and public offering prices and other material terms of the offering;

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  the names of any participating agents, broker-dealers or underwriters; and

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  any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

        We will pay all of our expenses and specified expenses incurred by the selling stockholders incidental to the registration, offering and sale of the common stock issuable upon exchange of the notes to the public, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF THE COMMON STOCK

        The validity of the common stock offered by this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland, our Maryland counsel.

EXPERTS

        The consolidated financial statements and financial statement schedules of NorthStar Realty Finance Corp. as of December 31, 2006 and for each of the two years in the period then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement. The consolidated financial statements have been audited by Grant Thornton LLP, independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the estimated fees and expenses payable by the registrant in connection with the issuance and sale of the securities being registered under this registration statement.

Amount to be Paid
SEC registration fee	$3,286
Legal fees and expenses	$39,000
Accounting fees and expenses	$10,000
Printing fees	$10,000
Miscellaneous	$2,714

Total	$65,000

Item 15.    Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company's charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company's bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

        Maryland law requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or its predecessors.

        The Company has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and that it pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.    Exhibits

Exhibit Number	Description
3.1	Articles of Amendment and Restatement of NorthStar Realty Finance Corp., as filed with the State Department of Assessments and Taxation of Maryland on October 20, 2004 (incorporated by reference to Exhibit 3.1 to the NorthStar Realty Finance Corp. Registration Statement on Form S-11, as amended (File No. 333-114675))
3.2
Articles Supplementary Classifying NorthStar Realty Finance Corp.'s 8.75% Series A Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on September 14, 2006)
3.3
Articles Supplementary Classifying NorthStar Realty Finance Corp.'s 8.25% Series B Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on February 7, 2007)
3.4	Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form S-11, as amended (File No. 333-114675))
3.5	Amendment No. 1 to the Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.3 of the NorthStar Realty Finance Corp. Current Report on Form 8-K filed on April 27, 2005)
4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the NorthStar Realty Finance Corp. Registration Statement on Form S-11, as amended (File No. 333-114675))
4.2	Registration Rights Agreement relating to the 7.25% Exchangeable Senior Notes due 2027 of NorthStar Realty Finance Limited Partnership dated June 18, 2007
5.1	Validity Opinion of Venable LLP
8.1	Tax Opinion of Hunton & Williams LLP
23.1	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
23.3	Consent of Grant Thornton LLP
24.1	Powers of Attorney (included on Signature page)

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

            (a)   The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

              (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

              (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

              (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

              (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 12, 2007.

NORTHSTAR REALTY FINANCE CORP.
By:	/s/ ALBERT TYLIS
Name:	Albert Tylis
Title:	Executive Vice President and General Counsel

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew C. Richardson and Albert Tylis, and each of them severally, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVID T. HAMAMOTO David T. Hamamoto	Chief Executive Officer, President and Director (Principal Executive Officer)	October 12, 2007
/s/ ANDREW C. RICHARDSON Andrew C. Richardson	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 12, 2007
/s/ LISA MEYER Lisa Meyer	Chief Accounting Officer (Principal Accounting Officer)	October 12, 2007
/s/ WILLIAM V. ADAMSKI William V. Adamski	Director	October 12, 2007

/s/ PRESTON BUTCHER Preston Butcher	Director	October 12, 2007
/s/ JUDITH A. HANNAWAY Judith A. Hannaway	Director	October 12, 2007
/s/ WESLEY D. MINAMI Wesley D. Minami	Director	October 12, 2007
/s/ LOUIS J. PAGLIA Louis J. Paglia	Director	October 12, 2007
/s/ W. EDWARD SCHEETZ W. Edward Scheetz	Director	October 12, 2007
/s/ FRANK V. SICA Frank V. Sica	Director	October 12, 2007

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT THE COMPANY
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF NORTHSTAR COMMON AND PREFERRED STOCK
IMPORTANT PROVISIONS OF MARYLAND LAW AND OF NORTHSTAR'S CHARTER AND BYLAWS
SELLING STOCKHOLDERS
U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
VALIDITY OF THE COMMON STOCK
EXPERTS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY